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                                                                      Exhibit 21

List of Subsidiaries

HyperTV Networks, Inc. (Delaware)

Intellocity USA, Inc. (Delaware)

Digital ADCO, Inc. (Delaware)

ACTV Entertainment, Inc. (New York)

ACTV International BV (Netherlands)

HyperTV with Livewire LLC (Delaware)

Media Online Serivces, Inc. (Delaware)

SpotOn International Ltd. (Bermuda)

Advision, LLC (Delaware)

ACTV Intellocity GmbH (Germany)